Exhibit 99.1

TIAA-CREF PRESS RELEASE

Elizabeth A. Monrad Resigns as Chief Financial Officer of TIAA-CREF;
Russell Noles Will Continue to Serve as Acting Chief Financial Officer

NEW YORK – November 16, 2005 – TIAA-CREF, the financial services group of companies, said today that Elizabeth A. Monrad resigned as Executive Vice President and Chief Financial Officer on November 14, 2005. Russell Noles will continue to serve as acting chief financial officer.

Ms. Monrad has been without day-to-day responsibilities at TIAA-CREF since May 10, 2005, when she requested, and was granted, an unpaid leave of absence to address matters unrelated to her position at TIAA-CREF.

Herb Allison, TIAA-CREF’s Chief Executive, said: "I want to thank Betsy Monrad for her service to TIAA-CREF and its clients. Her leadership was instrumental in reinforcing our organization’s continued financial strength. The careful, responsible management of our finance functions continues under the capable leadership of Russell Noles.”

The company has initiated a search for a chief financial officer that will include both internal and external candidates.

Arlen Copenhaver, an associate auditor, will continue to head the company’s internal audit function on an acting basis in place of Mr. Noles, who has relinquished his internal audit responsibilities while acting as chief financial officer.

The company will release additional information in a Form 8-K filing with the Securities and Exchange Commission.

About TIAA-CREF

TIAA-CREF is a national financial services organization and the leading provider of retirement services to more than 3.2 million participants in the academic, research, medical and cultural fields at over 15,000 institutions nationwide. TIAA-CREF has more than $360 billion in combined assets under management (9/30/05). Further information can be found at www.tiaa-cref.org.

Contact Stephanie Cohen Glass 212.916.4993 917.526.1534 (mobile) scohenglass@tiaa-cref.org